Exhibit 99

Marine Products Corporation Reports 2007 Third Quarter Financial Results

ATLANTA, October 24, 2007 – Marine Products Corporation (NYSE: MPX) announced its unaudited results for the quarter ended September 30, 2007.  Marine Products is a leading manufacturer of fiberglass boats under two brand names: sterndrive and inboard pleasure boats by Chaparral, including SSi Sportboats, SSX Sportdecks, Sunesta Wide Techs, Signature Cruisers, and outboard sport fishing boats by Robalo.

For the quarter ended September 30, 2007, Marine Products generated net sales of $52,481,000, an 18.0 percent decrease compared to $64,002,000 last year.  The decrease in net sales was due to a 24.7 percent decrease in the number of boats sold, partially offset by a 7.2 percent increase in the average gross selling price per boat.  Gross profit for the quarter was $11,266,000, or 21.5 percent of net sales, compared to $14,705,000, or 23.0 percent of net sales, in the prior year.   The reduction in gross profit as a percentage of net sales was due to production inefficiencies due to the lower unit production volumes.  This was partially offset by higher average selling prices due to the relative success of our larger SSi Sportboats, Robalo offshore sport fishing boats, and our new SSX Sportdecks, as well as price increases instituted at the beginning of the 2008 model year, which began in the third quarter.

Operating income for the quarter was $4,795,000, a 28.2 percent decrease compared to the third quarter last year due to lower gross profit, partially offset by lower selling, general and administrative expenses, which declined due to the variable nature of many of these expenses.  Operating income was 9.1 percent of net sales for the quarter compared to 10.4 percent of net sales in the prior year.

Net income for the quarter ended September 30, 2007 was $3,229,000, a 29.2 percent decrease compared to $4,562,000 in the prior year.  Net income decreased due to lower operating income and a higher effective tax rate.  Diluted earnings per share for the quarter were $0.08, a 33.3 percent decrease compared to $0.12 diluted earnings per share in the prior year.

Net sales for the nine months ended September 30, 2007 were $185,326,000, a 9.9 percent decrease compared to the first nine months of 2006.  Net income for the nine-month period decreased 25.3 percent to $12,421,000 or $0.32 diluted earnings per share compared to $16,627,000 or $0.43 diluted earnings per share in the prior year.

Richard A. Hubbell, Marine Products’ Chief Executive Officer stated, "The third quarter of 2007 continued the trend of lower retail demand that we have seen for the last couple of years.  High fuel prices, insurance costs and interest rates have increased the cost of owning a boat.  We have also become concerned that the residential mortgage crisis, with its resulting declines in consumer confidence, real estate prices, and funds available for boating purchases, is having a negative impact on the boating industry.  Of particular concern are markets such as Florida and Southern California, which are large markets for Marine Products Corporation and are especially impacted by the mortgage situation.

3rd Quarter 2007 Press Release

“On a positive note, the recent interest rate cuts and another mild hurricane season may drive some renewed consumer interest in boating.  We note that several boat shows in September had higher attendance than last year, which is encouraging.  This is positive, although we continue to be cautious about consumers’ decisions to make large discretionary purchases.  During this period, we are extremely pleased that both our dealer inventories and order backlogs are better than they were at this time last year.

Hubbell continued, "In our 2008 model year release, we have redesigned the Sunesta line up with six new models, all of which have the patent-pending Wide TechTM hull design.  In addition, we are offering two Sunesta Xtreme models, with special packages for wakeboarding.  These new models have been extremely well received by our dealers.  We are offering two Signature cruisers with re-designed interiors in 2008, and as we discussed previously, we are introducing a 40-foot Signature Yacht later in the 2008 model year.  We are continuing to produce the SSX Sportdecks introduced last year, with upgrades on all three models.  In this soft retail environment, we are using our management expertise, engineering talent and financial strength to develop innovative new products which we believe position us to continue to be industry leaders, both now and when our industry begins to grow again.”

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive and inboard pleasure boats and Robalo sport fishing boats, and continues to diversify its product line through product innovation and is prepared to consider strategic acquisition targets.  With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

3rd Quarter 2007 Press Release

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding our ability to use our financial strength and management talent to develop better approaches to design and produce innovative new models with efficiency and high quality, our belief that lower interest rates and a mild 2007 hurricane season may be beneficial for demand, our encouragement from higher boat show attendance during the third quarter of 2007, and our belief that favorable dealer inventory and order flow statistics indicate that our dealer network is prepared to sell our new models when retail demand increases.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Marine Products Corporation to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. These risks include possible decreases in the level of consumer confidence and available funds impacting discretionary spending, increased interest rates, changes in consumer preferences, deterioration in the quality of Marine Products' network of independent boat dealers or availability of financing of their inventory, and competition from other boat manufacturers and dealers. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in Marine Products' Form 10-K, filed with the Securities and Exchange Commission for the year ending December 31, 2006.

For information contact:

BEN M. PALMER
Chief Financial Officer
404.321.7910
irdept@marineproductscorp.com

JIM LANDERS
V.P. Corporate Finance
404.321.2162
jlanders@marineproductscorp.com

3rd Quarter 2007 Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (In thousands except per share data)
Periods ended September 30, (Unaudited)	Third Quarter			Nine Months
	2007	2006	% BETTER (WORSE)	2007	2006	% BETTER (WORSE)
Net Sales	$52,481	$64,002	(18.0)%	$185,326	$205,698	(9.9)%
Cost of Goods Sold	41,215	49,297	16.4	145,162	158,039	8.1
Gross Profit	11,266	14,705	(23.4)	40,164	47,659	(15.7)
Selling, General and Administrative Expenses	6,471	8,028	19.4	22,834	25,103	9.0
Operating Income	4,795	6,677	(28.2)	17,330	22,556	(23.2)
Interest Income	585	664	(11.9)	1,948	1,698	14.7
Income Before Income Taxes	5,380	7,341	(26.7)	19,278	24,254	(20.5)
Income Tax Provision	2,151	2,779	22.6	6,857	7,627	10.1
NET INCOME	$3,229	$4,562	(29.2)%	$12,421	$16,627	(25.3)%

EARNINGS PER SHARE
Basic	$0.09	$0.12	(25.0)%	$0.33	$0.45	(26.7)%
Diluted	$0.08	$0.12	(33.3)%	$0.32	$0.43	(25.6)%

AVERAGE SHARES OUTSTANDING
Basic	37,028	37,361		37,329	37,361
Diluted	38,154	38,815		38,501	38,995

3rd Quarter 2007 Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At September 30, (Unaudited)	(in thousands)
	2007	2006
ASSETS
Cash and cash equivalents	$6,250	$51,690
Marketable securities	9,468	405
Accounts receivable, net	5,616	6,038
Inventories	33,037	28,922
Income taxes receivable	1,460	300
Deferred income taxes	2,657	2,879
Prepaid expenses and other current assets	1,631	1,553
Total current assets	60,119	91,787
Property, plant and equipment, net	16,261	17,028
Goodwill	3,308	3,308
Marketable securities	41,005	4,508
Deferred income taxes	1,120	1,250
Other assets	6,321	5,231
Total assets	$128,134	$123,112

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$7,946	$6,408
Accrued expenses and other liabilities	13,350	12,430
Total current liabilities	21,296	18,838
Pension liabilities	5,422	4,787
Other long-term liabilities	487	521
Total liabilities	27,205	24,146
Common stock	3,739	3,790
Capital in excess of par value	7,224	13,059
Retained earnings	90,503	83,183
Accumulated other comprehensive loss	(537)	(1,066)
Total stockholders' equity	100,929	98,966
Total liabilities and stockholders' equity	$128,134	$123,112

3rd Quarter 2007 Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
NINE MONTHS ENDED SEPTEMBER 30, (Unaudited)	(in thousands)
	2007	2006

Operating Activities:
Net income	$12,421	$16,627
Depreciation, amortization and other non-cash charges	3,106	2,512
Other net changes in operating activities	(2,589)	502
Net cash provided by operating activities	12,938	19,641

Investing Activities:
Capital expenditures	(1,123)	(1,414)
Net (purchase) sale of marketable securities	(45,826)	2,353
Other investing activities	-	25
Net cash (used for) provided by investing activities	(46,949)	964

Financing Activities:
Payment of dividends	(6,793)	(5,635)
Cash paid for common stock purchased and retired	(7,840)	(1,337)
Other financing activities	438	455
Net cash used for financing activities	(14,195)	(6,517)

Net (decrease) increase in cash and cash equivalents	(48,206)	14,088
Cash and cash equivalents at beginning of period	54,456	37,602
Cash and cash equivalents at end of period	$6,250	$51,690